Exhibit 99.1
Summary of Michigan Consolidated Gas Company’s Rate Case Filing U-159851
June 10, 2009
Michigan Consolidated Gas Company (MichCon) filed a general rate case yesterday with the Michigan Public Service Commission (MPSC). This document provides a summary of MichCon’s filing. The full testimony of the filing will be available on the MPSC’s website (http://efile.mpsc.cis.state.mi.us/efile/) under case number U-15985.
This case requests the first increase for delivery rates since 2005. MichCon’s strong focus on cost controls and developing other revenue sources have forestalled the need for a rate increase for nearly five years. The average annual bill, including the requested rate increase, is expected to be 20-25% below 2005 levels and 5% lower than last year. Customers are benefiting from our investments in energy efficiency education programs as well as lower natural gas prices.
Consistent with Michigan’s Public Act 286 of 2008, and the settlement in MichCon’s last base gas sale case, we anticipate self-implementing a rate increase on January 1, 2010 with an MPSC order expected no later than June 2010. We look forward to working through the elements of the filing with the MPSC, staff and other stakeholders.
Highlights of MichCon’s Rate Filing
•	Test Year:

MichCon’s rate case filing is based on a fully projected 2010 test year.

•	Base Rates:

The table below shows the components of MichCon’s rate increase request.

	Amount
Item	($ millions)	Description
Rate Base*	$83	$440 million increase in rate base
Lost/Company Use Gas	36	Increased theft, additional company use and higher gas price
Uncollectible Expense	33	New tracker base of $70 million
Sales (net)	15	Sales loss of $99 million offset by mid-stream & other revenue increases
O&M	16	Net change in total O&M which reflects $61 million of operating improvement savings
Other	10	11.25% ROE vs. 11% currently authorized, tax increases

Total	$193

*	Primarily driven by normal distribution expenditures, pipeline integrity and expanded transmission and storage capabilities

•	Revenue Decoupling:

As provided for in Michigan’s Public Act 295 of 2008, the current filing includes a proposal for decoupling revenue from sales volume. We believe revenue decoupling will benefit customers by removing the disincentive for MichCon to pursue additional energy efficiency programs. MichCon’s filing calls for establishing a base point for sales, and then performing an annual reconciliation and refunding or surcharging customers if actual revenue differs from the revenue authorized in this case. Territory sales for the projected test period are forecasted to be 153 Bcf, which represents a 43 Bcf reduction.

•	Rate Base and Rate of Return:

MichCon is requesting a return on equity of 11.25% compared with its current authorized ROE of 11%. MichCon’s weighted cost of capital is 7.32% after tax, 10.15% pre-tax. The company is requesting no change to its current permanent capital structure of approximately 50% equity and 50% long-term debt. The projected average rate base for the test year is $2.3 billion, which includes an equity base of $0.9 billion, long-term debt of $0.9 billion and $0.5 billion of deferred taxes, short-term debt and other.

•	Uncollectible Expense Tracking Mechanism:

MichCon is proposing the continuation of an uncollectible expense tracking mechanism as authorized in its last rate case. The base point for the tracking mechanism would be $70 million of expense, an increase of about $33 million from the level authorized in the MPSC’s April 28, 2005 order. Under the current rate structure, 90% of the requested $33 million increase would be recovered through the existing tracking mechanism. MichCon is proposing annual true-ups of the tracking mechanism, and refunding or surcharging customers 90% of any difference between the base point and the actual uncollectible expense.

•	Lost Gas and Company Use Tracking Mechanism

MichCon is proposing a new Lost Gas and Company Use (LGCU) Tracking Mechanism in the rate filing. The level of these expenses has more than doubled since MichCon’s last rate case. The base level of LGCU costs imbedded in rates would be $68.2 million. MichCon is proposing annual true-ups of the tracking mechanism, and refunding or surcharging customers the amount of difference between the base point and the actual LGCU expense.
For further information, please contact DTE Energy’s investor relations group at (313) 235-8030.

[1]	This document includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms “anticipate”, “believe”, “estimate”, and similar words. These statements should be read in conjunction with the “Forward-Looking Statements” section in DTE Energy Company’s 2008 Form 10-K and 2009 Form 10-Q (which sections are incorporated by reference herein), and in conjunction with other SEC reports filed by DTE Energy that discuss important factors that could cause DTE Energy’s actual results to differ materially. DTE Energy expressly disclaims any current intention to update any forward-looking statements contained in this document as a result of new information or future events.

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